Exhibit 8.1

MAYER, BROWN, ROWE & MAW LLP

190 SOUTH LA SALLE STREET

CHICAGO, ILLINOIS 60603-3441

MAIN TELEPHONE (312) 782-0600 MAIN FAX (312) 701-7711

January 29, 2004

To the Persons Listed on

Schedule I attached hereto

Re:	Capital One Prime Auto Receivables Trust 2004-1

Federal Tax Opinion

Ladies and Gentlemen:

We have acted as special counsel to Capital One Auto Finance, Inc., a Texas corporation (“COAF”), Capital One Auto Receivables, LLC, a Delaware limited liability company (the “Seller”), and Capital One Prime Auto Receivables Trust 2004-1, a Delaware statutory trust (the “Issuer”; and together with COAF and the Seller, the “Capital One Entities”), in connection with the execution and delivery of the documents listed in Part I below related to the issuance and sale by the Issuer of the Notes. We have also acted as special counsel to Capital One Financial Corporation in connection with the execution and delivery of the Limited Guaranty (as defined below).

The Notes will be issued by the Issuer pursuant to an Indenture (as defined below). Under the Trust Agreement, the Seller will retain the residual interest, which will initially be uncertificated, in the Trust. The Notes will be sold to the various underwriters pursuant to an Underwriting Agreement (as defined below).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in Appendix A of the Sale and Servicing Agreement (as defined below).

I.    Documents Reviewed

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

A.	the Purchase Agreement, dated as of January 29, 2004 (the “Purchase Agreement”), between COAF, as seller, and the Seller, as purchaser.

B.	the Sale and Servicing Agreement, dated as of January 29, 2004 (the “Sale and Servicing Agreement”), among the Seller, as seller, the Issuer, as purchaser, COAF, as servicer (in such capacity, the “Servicer”), and the Indenture Trustee.

C.	the Indenture, dated as of January 29, 2004 (the “Indenture”), between the Issuer and JPMorgan Chase Bank, a New York banking corporation, as indenture trustee (the “Indenture Trustee”).

D.	the Amended and Restated Trust Agreement, dated as of January 29, 2004 (the “Trust Agreement”), between the Seller, as depositor, and Wilmington Trust Company (the “Owner Trustee”).

E.	the Administration Agreement, dated as of January 29, 2004 (the “Administration Agreement”), among COAF, as administrator, the Issuer, and the Indenture Trustee;

F.	the forms of the Notes;

G.	the Underwriting Agreement, dated January 21, 2004 (the “Underwriting Agreement”), among COAF, the Seller, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.;

H.	the Limited Guaranty, dated as of January 29, 2004, by Capital One Financial Corporation (“COFC”) in favor of the Indenture Trustee and the Issuer (the “Limited Guaranty”);

I.	ISDA Master Agreement, dated as of January 29, 2004, between Deutsche Bank AG, New York Branch (the “Swap Counterparty”) and the Issuer, the Schedule thereto, dated as of January 29, 2004, and the Confirmation entered into pursuant to such ISDA Master Agreement (the “Interest Rate Swap Agreement”);

J.	the registration statement on Form S-3 (No. 333-106575) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) June 27, 2003, and Amendment No. 1 to such registration statement filed with the Commission August 26, 2003 (such registration statement as so amended, not including the exhibits thereto, the Registration Statement”); and

K.	the prospectus supplement dated January 21, 2004 (the “Prospectus Supplement”) and the base prospectus dated January 20, 2004 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Act.

The documents set forth in clauses (A) through (I) above are referred to herein collectively as the “Transaction Documents” and the transactions contemplated by the Transaction Documents and the Prospectus are referred to herein collectively as the “Transactions.”

In rendering the opinions set forth herein, we have also examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, (ii) certificates and representations of officers and representatives of the Capital One Entities, and (iii) other documents and records, and we have made such inquiries of officers and representatives of the Capital One Entities, as we have deemed relevant or necessary as the basis for such opinions. We have relied upon, and assumed the accuracy of, all such certificates and representations, documents and records and the representations and warranties made by the Capital One Entities in the Transaction Documents, in each case with respect to the factual matters set forth therein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified or photostatic copies and the legal capacity of all natural persons. In addition, as to the matters covered thereby, we have relied on the legal opinion of Frank R. Borchert, III, Deputy General Counsel of COAF, COFC and the Seller, the opinion of Richards, Layton & Finger on behalf of the Seller and the opinion of Richards, Layton & Finger on behalf of the Owner Trustee and Issuer, each dated as of the date hereof.

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

II.    Opinions Rendered

Based upon the foregoing and assuming that the Transaction Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, it is our opinion that:

A.	The Notes will be treated as debt for United States federal income tax purposes.

B.	The Issuer will not be classified for federal income tax purposes as an association or publicly-traded partnership taxable as a corporation.

The scope of these opinions are expressly limited to the issues set forth herein and are limited in all respects to laws and facts existing on the date hereof. We express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Issuer.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP

SML/KEZ

Schedule I

Standard & Poor’s Ratings Services

Moody’s Investor’s Service

Fitch, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.,

as Representatives of the Several Underwriters

Wilmington Trust Company, as Owner Trustee

JPMorgan Chase Bank, as Indenture Trustee

PeopleFirst Finance, LLC

Capital One Financial Corporation

Capital One Auto Finance, Inc.

Capital One Auto Receivables, LLC

Capital One Prime Auto Receivables Trust 2004-1

CAPITAL ONE AUTO RECEIVABLES, LLC

OFFICER’S CERTIFICATE

January 29, 2004

The undersigned officer of Capital One Auto Receivables, LLC (the “Company”), a Delaware limited liability company, hereby certifies that, after due inquiry, he has made the representations set forth below and hereby reaffirms as of the date hereof the accuracy of such representations on which Mayer, Brown, Rowe & Maw LLP is relying in rendering its opinions with respect to (i) the classification of Capital One Prime Auto Receivables Trust 2004-1 (the “Trust”) as an entity other than an association (or publicly traded partnership) taxable as a corporation, for United States Federal income tax purposes and (ii) the treatment of certain automobile receivable-backed notes (the “Notes”) to be issued by the Trust, which is wholly owned by the Company, as indebtedness for United States Federal income tax purposes:

(i) The Trust is an eligible entity (within the meaning of Treasury regulation section 301.7701-3(a)) with a single member that has always elected and, so long as the Trust has a single member, will continue to elect to be disregarded as an entity separate from its owner for Federal income tax purposes under Treasury regulation section 301.7701-3(a);

(ii) The Company will not take any action which could cause the Trust to have more than 100 partners or members within the meaning of Treasury regulation section 1.7704-1(h), assuming for purposes of this representation that the Trust is a partnership for Federal income tax purposes;

(iii) In the event that the Trust is treated as having more than one member, the Trust will elect to be classified as a partnership for Federal income tax purposes under Treasury regulation section 301.7701-3(a);

(iv) For each taxable year of the Trust, 90% or more of the gross income of the Trust will consist of interest and gains (if any) from the sale or other disposition of assets held for the production of interest income;

(v) The Trust has not acquired, originated or disposed of, and will not acquire, originate or dispose of, any assets referred to in (iv) above, in the ordinary course of a securities dealing, brokering, market making or other financial business conducted by the trust; and

(vi) The Trust has acquired and will acquire all of the assets referred to in (iv) above, in the course of trading or investing for the Trust’s own account.

IN WITNESS WHEREOF, I have, on behalf of Capital One Auto Receivables, LLC signed this Certificate as of the date first written above.

CAPITAL ONE AUTO RECEIVABLES, LLC

By:	/s/ AL CIAFRE

Name:	Al Ciafre
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

OFFICER’S CERTIFICATE

January 29, 2004

The undersigned officer of Capital One Auto Finance, Inc. hereby certifies that, after due inquiry, he has made the representations set forth below and hereby reaffirms as of the date hereof the accuracy of such representations on which Mayer, Brown, Rowe & Maw LLP is relying in rendering its opinions with respect to the classification of Capital One Auto Receivables, LLC as an entity other than an association (or publicly traded partnership) taxable as a corporation, for United States Federal income tax purposes:

(i) Capital One Auto Receivables, LLC is an eligible entity (within the meaning of Treasury regulation section 301.7701-3(a)) with a single member that has always elected and will continue to elect to be disregarded as an entity separate from its owner for Federal income tax purposes under Treasury regulation section 301.7701-3(a).

IN WITNESS WHEREOF, I have, on behalf of Capital One Auto Finance, Inc., signed this Certificate as of the date first written above.

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ JERRY HAMSTEAD

Name: Jerry Hamstead
Title: Assistant Vice President